UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2019

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 676-4300

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SAIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2019, Science Applications International Corporation (the “Company”) announced that Carol Goode and Yvette Kanouff were appointed as members of the Board of Directors of the Company (the “Board”) for an initial term beginning on August 27, 2019 (the “Appointment Date”) and expiring at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”). In connection with the appointment of Mses. Goode and Kanouff to the Board, the Company increased the size of the Board from eight to ten members. As of the Appointment Date, Ms. Goode became a member of the Human Resources and Compensation Committee and of the Nominating and Corporate Governance Committee of the Board and Ms. Kanouff became a member of the Audit Committee and of the Risk Oversight Committee of the Board.

Ms. Goode currently serves as a human capital consultant for various technology clients in the San Francisco Bay Area and Silicon Valley as well as a member of the board of directors of WageWorks, an administrator of employee benefits. Prior to her current role, from 2013 to 2018, Ms. Goode served as the Senior Vice President and Chief Human Resources Officer of Brocade Communications, a technology company specializing in data and storage networking products, where she strategically led global, cross-functional teams through multiple acquisitions and divestitures. Ms. Goode previously held the position of Vice President of Human Resources for the Product Development Group at Nortel Networks, a former multinational telecommunications and data networking equipment manufacturer, from 1997 to 2001.

Ms. Kanouff is currently a partner and the chief technology officer at Silicon Valley-based venture capital and private equity firm JC2 Ventures. Prior to her current role, she served as Senior Vice President and General Manager for the Service Provider Business at Cisco, a global leader in information technology, networking and cybersecurity solutions, from 2016 to 2019. Prior to her role with Cisco, from 2012 to 2014, Ms. Kanouff served as Executive Vice President of Engineering and Technology for Cablevision Systems Corporation, a cable television provider and multiple system operator, and from 2010 to 2012, served as President of SeaChange International, a video management solutions provider. Ms. Kanouff also currently serves on the board of directors of Sprinklr, a social media management software company.

In connection with their service on the Board, Mses. Goode and Kanouff will be entitled to receive the standard annual cash and equity compensation paid to all directors of the Company, pro-rated until the 2020 Annual Meeting, and to participate in the Company’s Deferred Compensation Plan, which allows directors to defer 100% of the cash retainer and meeting fees they receive in connection with their service as a director.

There are no arrangements or understandings between Ms. Goode or Ms. Kanouff and any other persons pursuant to which Ms. Goode or Ms. Kanouff were selected as directors of the Company. There are no relationships or related transactions between each of Ms. Goode and Ms. Kanouff and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On August 29, 2019, the Company issued a press release announcing the events discussed in Item 5.02 above, the text of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference. The information contained in this Item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release, dated August 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Date: August 29, 2019	By:	/s/ Steven G. Mahon
Steven G. Mahon
Executive Vice President, General Counsel and Corporate Secretary

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